As filed with the Securities and Exchange Commission on June 24, 2022

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextDecade Corporation

(Exact name of registrant as specified in its charter)

Delaware	6770	46-5723951
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 3900 Houston, Texas 77002 (713) 574-1880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vera de Gyarfas, General Counsel NextDecade Corporation 1000 Louisiana Street, Suite 3900 Houston, Texas 77002 (713) 574-1880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Sean M. Jones Coleman Wombwell K&L Gates LLP 300 South Tryon Street, Suite 1000 Charlotte, North Carolina 28202 (704) 331-7400
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 24, 2022

Prospectus

NextDecade Corporation

3,374,741 shares of Common Stock for Sale by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus or a supplement hereto of 3,374,741 shares of common stock, par value $0.0001 per share (the “Common Stock”), of NextDecade Corporation (the “Company”). Of these shares, (a) relating to private placements of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), conducted in February and March 2022 (the “2022 Series C Preferred Stock”), (i) 2,714,981 shares are issuable upon conversion of the 2022 Series C Preferred Stock; (ii) an estimated 271,383 shares of Common Stock are issuable upon the exercise of the warrants that were issued with the 2022 Series C Preferred Stock (“2022 Series C Warrants”); and (iii) an estimated 275,621 shares of Common Stock are issuable upon conversion of the shares of Series C Preferred Stock that may be made as dividend payments in respect of 2022 Series C Preferred Stock; and (b) 112,756 shares were issued upon the exercise of warrants issued with the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants that were included in the Company’s previously filed Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (No. 333-261021). We are registering the offer and sale of the shares of Common Stock to satisfy registration rights we have granted to the selling stockholders.

We have agreed to bear all of the expenses incurred in connection with the registration of the sale of shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholder. The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The selling stockholders will determine at what price they may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section titled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus for information about us and our financial statements.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “NEXT.” On June 23, 2022, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $4.78 per share.

Investing in shares of our Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2022.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated, and updated prospectuses made available for delivery, to the extent required by the federal securities laws. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making, and the selling stockholders may not make, an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of Common Stock described in this prospectus in one or more offerings.

In addition, a prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

The Company files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can read the Company’s filings with the SEC, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We also make available free of charge on the Investors section of our website, http://www.next-decade.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated herein or therein by reference contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations and economic performance, are forward-looking statements. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “seek,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design,” “assume,” “budget,” “forecast” and other words and terms of similar expressions, are intended to identify forward-looking statements.

We have based these forward-looking statements on assumptions and analysis made by us in light of our current expectations, perceptions of historical trends, current conditions and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ from those expressed in our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements are subject to change and inherent risks and uncertainties, including those described in the section titled “Risk Factors” herein and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. You should consider our forward-looking statements in light of a number of factors that may cause actual results to vary from our forward-looking statements including, but not limited to:

●

our progress in the development of our liquefied natural gas (“LNG”) liquefaction and export project and any carbon capture and storage (“CCS”) projects we may develop (“CCS projects”) and the timing of that progress;

●	the timing of achieving a final investment decision (“FID”) in the construction and operation of a 27 million tonne LNG export facility at the Port of Brownsville in southern Texas (the “Terminal”);

●	our reliance on third-party contractors to successfully complete the Terminal, the pipeline to supply gas to the Terminal and any CCS projects we develop;

●	our ability to develop our NEXT Carbon Solutions business through implementation of our CCS projects;

●	our ability to secure additional debt and equity financing in the future to complete the Terminal and other CCS projects on commercially acceptable terms;

●	the accuracy of estimated costs for the Terminal and CCS projects;

●

our ability to achieve operational characteristics of the Terminal and CCS projects, when completed, including amounts of liquefaction capacities and amount of CO2 captured and stored, and any differences in such operational characteristics from our expectations;

●

the development risks, operational hazards and regulatory approvals applicable to our LNG and CCS development, construction and operation activities and those of our third-party contractors and counterparties;

●	technological innovation which may lessen our anticipated competitive advantage or demand for our offerings;

●	the global demand for and price of LNG;

ii

●	the availability of LNG vessels worldwide;

●	changes in legislation and regulations relating to the LNG and carbon capture industries, including environmental laws and regulations that impose significant compliance costs and liabilities;

●	scope of implementation of carbon pricing regimes aimed at reducing greenhouse gas emissions;

●	global development and maturation of emissions reduction credit markets;

●	adverse changes to existing or proposed carbon tax incentive regimes;

●

global pandemics, including the 2019 novel coronavirus (“COVID-19”) pandemic, the Russia-Ukraine conflict, other sources of volatility in the energy markets and their impact on our business and operating results, including any disruptions in our operations or development of the Terminal and the health and safety of our employees, and on our customers, the global economy and the demand for LNG or carbon capture;

●	risks related to doing business in and having counterparties in foreign countries;

●	our ability to maintain the listing of our securities on the Nasdaq Capital Market or another securities exchange or quotation medium;

●	changes adversely affecting the businesses in which we are engaged;

●	management of growth;

●	general economic conditions;

●	our ability to generate cash; and

●	the result of future financing efforts and applications for customary tax incentives.

Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts us, or should the assumptions underlying our forward-looking statements prove incorrect, our actual results may vary materially from those anticipated in our forward-looking statements and, our business, financial condition and results of operations could be materially and adversely affected.

You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

Please read “Risk Factors” contained in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements and hereafter in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

The forward-looking statements contained in this prospectus are made as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 3 of this prospectus and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequently filed Quarterly Reports on Form 10-Q, and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Our Company

We were incorporated in Delaware on May 21, 2014, and were formed for the purpose of acquiring, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination, one or more businesses or entities. On July 24, 2017, one of our subsidiaries merged with and into NextDecade LLC, an LNG development company founded in 2010 to develop LNG export projects and associated pipelines. Prior to the merger with NextDecade LLC, we had no operations and our assets consisted of cash proceeds received in connection with our initial public offering. Our common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NEXT.”

We believe that natural gas in the form of LNG will play an important role in the energy transition, but its contribution to global greenhouse gas emissions must be reduced to an absolute minimum. Through our subsidiary Rio Grande, we are developing the Terminal, and we seek to minimize its associated emissions footprint by developing a CCS project at the Terminal, combined with using responsibly sourced natural gas and our pledge to use net-zero electricity.

We also believe reducing CO2 emissions from industrial facilities around the world is critical to realizing the Paris Agreement’s goal of limiting global warming compared to pre-industrial levels. We believe carbon capture and storage equipment and technology must be extensively implemented to achieve this goal, and through our subsidiary NEXT Carbon Solutions, we seek to deploy the proprietary carbon capture and storage processes that we have developed at industrial source facilities to reduce CO2 emission levels.

Our management is comprised of a team of industry leaders with extensive experience in the development of major projects. We have continued to focus our development activities on the Terminal and to undertake various initiatives to evaluate, design, and engineer the Terminal that we expect will result in demand for LNG supply, which would enable us to seek construction financing to develop the Terminal and have expanded into developing CCS projects through NEXT Carbon Solutions.

Corporate Information

The mailing address of our principal executive office is 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 and our telephone number is (713) 574-1880. We maintain a website at www.next-decade.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

THE OFFERING

Common Stock offered by the selling stockholders

Up to 3,374,741 shares of Common Stock, which include:

●         2,714,981 shares that are issuable upon the conversion of 2022 Series C Preferred Stock;

●         an estimated 271,383 shares that are issuable upon the exercise of 2022 Series C Warrants;

●         an estimated 275,621 shares that are issuable upon the conversion of shares of Series C Preferred Stock that may be made as dividend payments in respect of the 2022 Series C Preferred Stock; and

●         112,756 shares that were issued upon the exercise of Series B Warrants that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants included in registration statements previously filed by the Company.

Use of proceeds

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders. To the extent 2022 Series C Warrants are exercised through the payment of cash, we will receive the exercise price thereof. We currently expect to use such nominal net proceeds of any such exercise for working capital and general corporate purposes.

Risk factors

An investment in shares of Common Stock involves a high degree of risk. Please refer to the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in shares of Common Stock.

Nasdaq Capital Market symbol	NEXT

RISK FACTORS

An investment in Common Stock involves a high degree of risk. Before you decide to invest in shares of Common Stock, you should consider carefully all of the information in this prospectus and the documents incorporated by reference herein and, in particular, the risks described below and the Risk Factors included in any prospectus supplement or amendment, our Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequently filed Quarterly Reports on Form 10-Q and our other filings with the SEC that are incorporated by reference into this prospectus. The risks described in this prospectus or in any document incorporated by reference are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our business, prospects, financial condition and results of operations. In any such case, the trading price of shares of Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See the section titled “Selling Stockholders.” To the extent 2022 Series C Warrants are exercised through the payment of cash, we will receive the exercise price thereof. We currently expect to use such nominal net proceeds of any such exercise for working capital and general corporate purposes.   We will bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of 3,374,741 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares. Of these shares, (a) relating to private placements of 2022 Series C Preferred Stock conducted in February and March 2022, (i) 2,714,981 shares are issuable upon conversion of 2022 Series C Preferred Stock; (ii) an estimated 271,383 shares of Common Stock are issuable upon exercise of 2022 Series C Warrants; and (iii) an estimated 275,621 shares of Common Stock are issuable upon conversion of the shares of Series C Preferred Stock that may be made as dividend payments in respect of 2022 Series C Preferred Stock; and (b) 112,756 shares were issued upon the exercise of warrants issued with the Company’s Series B Preferred Stock that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants that were included in registration statements previously filed by the Company. In connection with the private placements described above, we entered into registration rights agreements pursuant to which we are obligated to prepare, file and maintain the effectiveness of a registration statement to permit the resale from time to time of certain shares of the Common Stock held by the selling stockholders as permitted by Rule 415 promulgated under the Securities Act. We currently have no other agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares of Common Stock held by such selling stockholders.

We have prepared the below table and the related notes as of June 15, 2022 based on publicly available information, information supplied by the Company’s transfer agent and information previously supplied to us by the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnote to the table below, the selling stockholders and their affiliates identified herein have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by it. Because any selling stockholder identified in the table may sell some or all of the shares of Common Stock owned by it which are included in this prospectus, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by any selling stockholder upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, if applicable, the shares of Common Stock it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 128,339,635 shares of Common Stock outstanding as of June 15, 2022.

	Shares of Common Stock Beneficially Owned Prior to the Offering**		Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering**
Selling stockholder:	Number	Percentage		Number	Percentage
TEP NextDecade, LLC (1)	-	-	1,781,508(2)	-	-
Avenue Energy Opportunities Fund II, L.P. (3)	-	-	1,480,477(4)	-	-
HCN LP(5)	4,140,724	3.2%	5,994(9)	4,134,730	3.2%
First Series of HDML Fund I LLC (5)	708,391	*	10,864(9)	697,527	*
Bardin Hill Event-Driven Master Fund LP (5)	338,038	*	1,124(9)	336,914	*
Valinor Capital Partners, L.P. (6)	3,865,475	3.0%	7,118(9)	3,858,357	3.0%
Valinor Capital Partners Offshore Master Fund, L.P. (6)	10,996,353	8.6%	19,853(9)	10,976,500	8.6%
York Tactical Energy Fund, L.P. (7)	41,488	*	8,990(9)	32,498	*
York Tactical Energy Fund PIV-AN, L.P. (7)	82,977	*	17,981(9)	64,996	*
HGC NEXT INV LLC (8)	5,594,874	4.4%	40,832(9)	5,554,042	4.4%

*	Indicates beneficial ownership of less than 1% of the total outstanding Common Stock.

**

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of June 15, 2022 are deemed outstanding for the purpose of calculating the number and percentage owned by such person.

(1)

TEP Next Decade, LLC (“TEP Next Decade”) is a Delaware limited liability company. TEP Next Decade is an affiliate of Energy & Power Transition Partners, LLC (“EPTP”) and EPTP may be deemed to have voting and investment power over shares held by TEP Next Decade. Patrick C. Eilers is the managing member of EPTP, and accordingly Mr. Eilers may be deemed to have voting and investment power over the shares held by TEP NextDecade. Each of EPTP and Mr. Eilers disclaims beneficial ownership of shares held by TEP NextDecade except to the extent of their pecuniary interests therein. TEP Next Decade’s address is 321 N. Clark Street, Suite 2440, Chicago, IL 60654.

(2)

Consists of (i) 1,497,533 shares of Common Stock issuable upon the conversion of 2022 Series C Preferred Stock, (ii) an estimated 129,230 shares of Common Stock issuable upon the exercise of 2022 Series C Warrants and (iii) an estimated 154,745 shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock that may be made as dividend payments in respect of the 2022 Series C Preferred Stock.

(3)

Avenue Capital Management II, L.P., in its capacity as investment manager, trading advisor, and/or general partner, may be deemed the beneficial owner of the shares held by Avenue Energy Opportunities Fund II, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by the Avenue Energy Opportunities Fund II, L.P. by reason of his ability to direct the vote and/or disposition of such securities, and his pecuniary interest in such shares (within the meaning of Rule 16a-1(a)(2) under the Exchange Act) is a fractional interest in such amount. Mr. Lasry disclaims beneficial ownership of any such shares. The address of Avenue Energy Opportunities Fund II, L.P. is 11 West 42nd Street, 9th Floor, New York, NY 10036.

(4)	Consists of (i) 1,217,448 shares of Common Stock issuable upon the conversion of 2022 Series C Preferred Stock, (ii) an estimated 142,153 shares of Common Stock issuable upon the exercise of 2022 Series C Warrants and (iii) an estimated 120,876 shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock that may be made as dividend payments in respect of 2022 Series C Preferred Stock.

(5)	Bardin Hill Fund GP LLC is the general partner of Bardin Hill Event-Driven Master Fund LP and the investment member of First Series of HDML Fund I LLC (“HDML”). HCN GP LLC is the general partner of HCN LP (“HCN”). Bardin Hill Investment Partners LP (“Bardin Hill Partners”) is the investment manager for each of HCN and HDML. Investment decisions of Bardin Hill Partners are made by a three-person committee, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority. Jason Dillow is CEO of Bardin Hill Partners. Avinash Kripalani, who serves on our Board of Directors, is a Partner at Bardin Hill Partners.

(6)	Valinor Management, L.P. (“Valinor Management”) serves as investment manager to such fund. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Valinor Associates”), which serves as general partner to Valinor Capital Partners, L.P. and Valinor Capital Partners Offshore Master Fund, L.P. Each of Valinor Management, Valinor Associates and David Gallo may be deemed to beneficially own the securities held by such fund and each of Valinor Management, Valinor Associates and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.

(7)	York Capital Management Global Advisors, LLC (“YCMGA”) is the sole managing member of the general partner of such fund. James G. Dinan is the chairman of, and controls, YCMGA. Each of YCMGA and James G. Dinan has voting and investment power with respect to the shares of Common Stock owned by such fund and may be deemed to be beneficial owners thereof. Each of YCMGA and James G. Dinan disclaims beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interests therein. William Vrattos, a Partner at York Capital Management, L.P., serves on our Board of Directors. The address of such fund, James G. Dinan and William Vrattos is 767 Fifth Avenue, 17th Floor, New York, New York 10153.

(8)	HGC NEXT INV LLC (“HGC”) is a Delaware limited liability company. Hanwha Impact Partners Inc. (“HIP”) is the sole member of HGC. Hanwha Impact Partners Inc. (“HIP”) is the sole member of HGC, and Hanwha Impact Global Corporation (“HIG”) is the sole shareholder of HIP. Moonkee Yu is the President of HIG, and each of HIG and Mr. Yu may be deemed to have voting and investment power over the shares held by HGC. Mr. Yu disclaims beneficial ownership of the shares held by HGC. The address of HIG is 86, Cheonggyecheon-ro, Jung-gu, Seoul, South Korea. Seokwon Ha, President of HIP, serves on our Board of Directors.

(9)	Represents shares of Common Stock issued to the selling stockholders that exceeded the estimate of shares of Common Stock issuable upon the exercise of Series B Warrants included in the Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (No. 333-261021) previously filed by the Company.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	privately negotiated transactions;

●	underwritten transactions;

●	exchange distributions and/or secondary distributions;

●	sales in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	sales by broker-dealers who agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;

●

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	short sales;

●	through the writing of options on the shares, whether or not the options are listed on an options exchange;

●	through the distributions of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may from time to time sell shares of Common Stock in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Common Stock only through registered or licensed brokers or dealers.

A selling stockholder that is an entity may elect to make an in-kind distribution of shares of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with sales of shares of Common Stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of Common Stock short and deliver them to close its short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds the selling stockholders will receive from the sale of shares of Common Stock, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

The aggregate proceeds to any selling stockholder from the sale of shares of Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

There can be no assurances that the selling stockholders will sell any or all of the shares of Common Stock offered under this prospectus.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

DESCRIPTION OF COMMON STOCK TO BE REGISTERED

The following is a summary of our Common Stock and provisions of our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (the “Bylaws”), and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws. The Certificate of Incorporation and the Bylaws are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Authorized and Outstanding Shares of Common Stock

The Certificate of Incorporation authorizes the issuance of 480,000,000 shares of Common Stock. As of June 15, 2022, there were 128,339,635 shares of Common Stock outstanding held by 67 holders of record. The number of record holders is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associated, corporations or entities in security position listings maintained by depositories.

Voting Power

Except as otherwise required by law or as otherwise provided in the certificate of designations for our series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our shares of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of our Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Common Stock are entitled to receive their ratable and proportionate share of the remaining assets of the Company, after the rights of the holders of the preferred stock have been satisfied.

Election of Directors

The Board of Directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.

Dividends

We have not paid any cash dividends on shares of our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Board of Directors.

Certain Anti-Takeover Provisions of Delaware Law

Staggered Board of Directors

The Certificate of Incorporation provides that the Board of Directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders; Action by Written Consent

The Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board of Directors. Additionally, the Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, a stockholder’s notice shall be timely if received at the Company’s principal executive offices no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public was made, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude Company stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. Such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other certain actions be brought only in the Court of Chancery in the State of Delaware. Although Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. However, the exclusive forum provision in the Certificate of Incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the Securities Act or any claim with respect to which the federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, NY 10004-1561.

Securities Exchange

The Common Stock is traded on the Nasdaq Capital Market under the symbol “NEXT.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered on this Registration Statement were passed upon for us by our counsel, K&L Gates LLP, Charlotte, North Carolina. Any underwriters will be represented by their own legal counsel.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 28, 2022;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 12, 2022;

●	Our Current Reports on Form 8-K as filed with the SEC on February 22, 2022, March 4, 2022, March 16, 2022, April 7, 2022, May 17, 2022, June 8, 2022 and June 22, 2022;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 18, 2022; and

●

The description of Common Stock included in the Registration Statement on Form 8-A filed with the SEC on February 9, 2015 (File No. 001-36842), as amended by the Registration Statement on Form 8-A/A filed with the SEC on March 18, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) whether filed after the date of the initial filing of registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement or after the date of this prospectus and prior to the termination of the offering of all securities covered hereby. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.next-decade.com or by writing or calling us at the following address and telephone number:

NextDecade Corporation

Attention: Corporate Secretary

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

(713) 574-1880

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

NextDecade Corporation

3,374,741 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Company in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All such expenses will be borne by the Company.

SEC registration fee	$1,528.22
FINRA filing fee	$(1)
Accounting fees and expenses	$(1)
Legal fees and expenses	$(1)
Printing expenses	$(1)
Miscellaneous fees and expenses	$(1)

Total	$(1)

(1)

Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of the offerings of Common Stock and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the issuance and distribution of the Common Stock being offered will be included in any applicable prospectus supplement.

Item 14. Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, an officer, an employee or an agent of such corporation or is or was serving at the request of such corporation as a director, an officer, an employee or an agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, an officer, an employee or an agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Under Section 6.1 of the Bylaws, the Company shall indemnify and provide advancement to any current or former director or officer of the Company (the “Indemnitee”) against any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (as such term is more specifically defined in Section 6.7(c) of our Bylaws, the “Proceeding”) to the fullest extent permitted by law, as such may be amended from time to time. The Company shall indemnify such Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities by us within the past three years which were not registered under the Securities Act. The below offerings were conducted in reliance on the exemption from registration requirements provided by Regulation D of the Securities Act or any other applicable Securities Act exemptions available to the Company as transactions by an issuer not involving any public offering.

Private Placements of Common Stock

In October 2019, the Company entered into a Common Stock Purchase Agreement with Ninteenth Investment Company LLC (“Ninteenth”), pursuant to which the Company sold an aggregate of 7,974,482 shares of Common Stock for an aggregate purchase price of $50.0 million. Pursuant to the Common Stock Purchase Agreement, the Company agreed to issue to Ninteenth an additional 398,725 shares of Common Stock on each of January 1, 2021 and July 1, 2021 if (i) FID did not occur on or before each of such dates and (ii) Ninteenth had not disposed of or transferred any of the shares acquired under the Common Stock Purchase Agreement prior to each of such dates. On each of January 4, 2021 and July 7, 2021, pursuant to the Common Stock Purchase Agreement, the Company issued Ninteenth an additional 398,725 shares of Common Stock.

In April 2022, the Company entered into a Common Stock Purchase Agreement with HGC NEXT INV LLC, pursuant to which the Company sold 4,618,226 shares of Common Stock for an aggregate purchase price of approximately $30.0 million.

Series C Preferred Stock Offerings

In March 2021, the Company entered into a Series C Preferred Stock Purchase Agreement with each of (i) York Capital Management, L.P. and certain of its affiliates, (ii) certain affiliates of Bardin Hill Investment Partners LP, (iii) Avenue Energy Opportunities Fund II, L.P. (“Avenue”) and (iv) OGCI Climate Investments Holdings LLP, pursuant to which the Company sold an aggregate of 34,500 shares of the Company’s Series C Convertible Preferred Stock (“Series C Preferred Stock”) at $1,000.00 per share for an aggregate purchase price of $34.5 million. In connection with the sales of Series C Preferred Stock, the Company issued to the Series C Purchasers an additional 690 shares of Series C Preferred Stock in the aggregate as origination fees and warrants (“Series C Warrants”) representing the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 35 basis points (0.35%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share.

In July 2021, the Company entered into a Series C Preferred Stock Purchase Agreement with TEP NextDecade, LLC, an affiliate of Energy & Power Transition Partners, LLC (“TEP NextDecade”), pursuant to which the Company sold 5,000 shares of Series C Preferred Stock at $1,000.00 per share for an aggregate purchase price of $5.0 million. In connection with the sale of Series C Preferred Stock, the Company issued an additional 100 shares of Series C Preferred Stock as origination fees and Series C Warrants representing the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 7.1 basis points (0.071%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share.

In February 2022, the Company entered into a Series C Preferred Stock Purchase Agreement with TEP NextDecade pursuant to which the Company sold 5,000 shares of Series C Preferred Stock at $1,000.00 per share for an aggregate purchase price of $5.0 million. In connection with the sale of Series C Preferred Stock, the Company issued an additional 100 shares of Series C Preferred Stock as origination fees and Series C Warrants representing the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 7.1 basis points (0.071%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share.

In March 2022, the Company entered into a Series C Preferred Stock Purchase Agreement with Avenue pursuant to which the Company sold 5,500 shares of Series C Preferred Stock at $1,000.00 per share for an aggregate purchase price of $5.5 million. In connection with the sale of Series C Preferred Stock, the Company issued an additional 110 shares of Series C Preferred Stock as origination fees and Series C Warrants representing the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 7.81 basis points (0.0781%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share.

The Company has the option to convert all, but not less than all, of the Series C Preferred Stock into shares of Common Stock at the conversion price set forth in the applicable Series C Stock Purchase Agreement on any date on which the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of the conversion price of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and Series B Convertible Preferred Stock (the “Series B Preferred Stock”), in each case subject to certain terms and conditions. As of March 31, 2022, shares of Series C Preferred Stock were convertible into shares of Company common stock at a weighted average conversion price of approximately $3.43 per share. In the event that the Company elects to convert the Series C Preferred Stock, the Company must also convert each series of then-issued and outstanding Parity Stock (as defined in the Series C Certificate of Designations) at the same time (if, with respect to Parity Stock issued after the Original Issue Date (as defined in the Series C Certificate of Designations) such forced conversion is permitted in accordance with the terms of and with respect to such Parity Stock). The Company must convert all of the Series C Preferred Stock into shares of Common Stock at the conversion price on the earlier of (i) ten (10) business days following a FID Event (as defined in the Series C Certificate of Designations) and (ii) March 17, 2031, the tenth (10th) anniversary of the date of the Series C Certificate of Designations.

The Series C Warrants have a fixed three-year term commencing on the closing date of the respective sales of Series C Preferred Stock. The Series C Warrants may only be exercised by holders at the expiration of such three-year term, except that the Company can force exercise of the Series C Warrants prior to the expiration of the term if (i) the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of the conversion price of the Series A Preferred Stock and the Series B Preferred Stock and (ii) the Company simultaneously elects to force a mandatory exercise of all other warrants then-outstanding and unexercised and held by any holder of Parity Stock (as defined in the Series C Certificate of Designations).

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
4.1(1)	Second Amended and Restated Certificate of Incorporation, dated July 24, 2017
4.2**	Amended and Restated Bylaws, as amended March 3, 2021
4.3(2)	Specimen Common Stock certificate
10.1(3) †	Employment Agreement, dated September 8, 2017, between NextDecade Corporation and Matthew K. Schatzman
10.2(4) †	NextDecade Corporation 2017 Omnibus Incentive Plan
10.3(5) †	Form of Restricted Stock Award Agreement
10.4(6)	Form of Registration Rights Agreement for purchasers of Series A Preferred Stock
10.5(7)	Purchaser Rights Agreement by and between NextDecade Corporation and HGC NEXT INV LLC
10.6(8)	Form of Registration Rights Agreement for purchasers of Series B Preferred Stock
10.7(9)	Form of Purchaser Rights Agreement for purchasers of Series B Preferred Stock
10.8(10)

Amendment No. 1 to Registration Rights Agreement, effective as of December 7, 2018, by and between NextDecade Corporation and York Capital Management Global Advisors, LLC, severally on behalf of certain funds or advised by it or its affiliates

10.9(11)

Amendment No. 1 to Registration Rights Agreement, effective as of December 7, 2018, by and between NextDecade Corporation and Valinor Management L.P., severally on behalf of certain funds or accounts for which it is investment manager

10.10(12)

Amendment No. 1 to Registration Rights Agreement, effective as of December 7, 2018, by and between NextDecade Corporation and Bardin Hill Investment Partners LP (formerly Halcyon Capital Management LP), on behalf of the accounts it manages

10.11(13) †	Amendment No. 1 to Employment Agreement, effective January 1, 2019, by and between NextDecade Corporation and Matthew K. Schatzman
10.12(14)+	Lease Agreement, made and entered into March 6, 2019, by and between Brownsville Navigation District of Cameron County, Texas and Rio Grande LNG, LLC
10.13(15)+

Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Trains 1 and 2 of the Rio Grande Natural Gas Liquefaction Facility by and between Rio Grande LNG, LLC as Owner and Bechtel Oil, Gas and Chemicals, Inc. as Contractor, dated as of May 24, 2019

10.14(16)+

Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility by and between Rio Grande LNG, LLC as Owner and Bechtel Oil, Gas and Chemicals, Inc. as Contractor, dated as of May 24, 2019

10.15(17) †	Form of Non-Affiliate Director Restricted Stock Award Agreement
10.16(18)	Purchaser Rights Agreement, dated October 28, 2019, by and between NextDecade Corporation and Ninteenth Investment Company
10.17(19)	Registration Rights Agreement, dated October 28, 2019, by and between NextDecade Corporation and Ninteenth Investment Company
10.18(20) †	Director Compensation Policy
10.19(21)+	Omnibus Agreement, entered into as of February 13, 2020, between NextDecade LNG, LLC and Spectra Energy Transmission II, LLC.
10.20(22)+	Precedent Agreement for Firm Natural Gas Transportation Service, made and entered into as of March 2, 2020, by and between Rio Grande LNG Gas Supply LLC and Rio Bravo Pipeline Company, LLC.
10.21(23)+	Precedent Agreement for Natural Gas Transportation Service, made and entered into as of March 2, 2020, by and between Rio Grande LNG Gas Supply LLC and Valley Crossing Pipeline, LLC.
10.22(24)	First Amendment to Lease Agreement, made and entered into as of April 30, 2020, by and between Brownsville Navigation District of Cameron County, Texas and Rio Grande LNG, LLC.
10.23(25)+

First Amendment to the Fixed Priced Turnkey Agreement for the Engineering, Procurement and Construction of Trains 1 and 2 of the Rio Grande Natural Gas Liquefaction Facility, made and executed as of April 22, 2020, by and between Rio Grande LNG, LLC and Bechtel, Oil, Gas and Chemicals, Inc.

10.24(26)+

First Amendment to the Fixed Priced Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, made and executed as of April 22, 2020, by and between Rio Grande LNG, LLC and Bechtel, Oil, Gas and Chemicals, Inc.

10.25(27)

Second Amendment to the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Trains 1and 2 of the Rio Grande Natural Gas Liquefaction Facility, made and executed as of October 5, 2020, by and between Rio Grande LNG, LLC and Bechtel, Oil, Gas and Chemicals, Inc.

10.26(28)

Second Amendment to the Fixed Priced Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, made and executed as of October 5, 2020, by and between Rio Grande LNG, LLC and Bechtel, Oil, Gas and Chemicals, Inc.

10.27(29) †	Amendment No. 2 to Employment Agreement, dated June 2, 2021, by and between NextDecade Corporation and Matthew K. Schatzman
10.28(30)

Third Amendment to the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Trains 1and 2 of the Rio Grande Natural Gas Liquefaction Facility, made and executed as of March 5, 2021, by and between Rio Grande LNG, LLC and Bechtel, Oil, Gas and Chemicals, Inc.

10.29(31)

Third Amendment to the Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 3 of the Rio Grande Natural Gas Liquefaction Facility, made and executed as of March 5, 2021, by and between Rio Grande LNG, LLC and Bechtel, Oil, Gas and Chemicals, Inc.

10.30(32)	Form of Series C Convertible Preferred Stock Purchase Agreement, dated as of March 17, 2021
10.31(33)	Form of Registration Rights Agreement for purchasers of Series C Preferred Stock
10.32(34) †	Form of time-based restricted stock unit agreement
10.33(35) †	Form of performance-based restricted stock unit agreement
10.34(36)	Common Stock Purchase Agreement, dated as of April 6, 2022, by and between the Company and HGC NEXT INV LLC
10.35(37)	Registration Rights Agreement, dated as of April 6, 2022, by and between the Company and HGC NEXT INV LLC
10.36(38) †	Amendment to NextDecade 2017 Omnibus Incentive Compensation Plan, dated as of June 15, 2021
10.37(39) †	Amendment to NextDecade 2017 Omnibus Incentive Compensation Plan, dated as of June 22, 2022
5.1**	Opinion of K&L Gates LLP
21.1(40)	Subsidiaries of the Company
23.1**	Consent of Grant Thornton LLP
23.2**	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this Registration Statement)
107**	Filing Fee Table

*

To be filed, if necessary, after effectiveness of this registration statement by an amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.

**	Filed herewith.
†	Indicates management contract or compensatory plan.
+	Certain portions of this exhibit have been omitted.
(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed July 28, 2017.
(2)	Incorporated by reference to Exhibit 4.2 of the Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, filed October 10, 2014.
(3)	Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed September 11, 2017.
(4)	Incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-8, filed December 15, 2017.
(5)	Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed December 20, 2017.
(6)	Incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K, filed August 7, 2018.
(7)	Incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K, filed August 7, 2018.
(8)	Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed August 24, 2018.
(9)	Incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed August 24, 2018.
(10)	Incorporated by reference to Exhibit 10.28 of the Company’s Annual Report on Form 10-K, filed March 6, 2019.
(11)	Incorporated by reference to Exhibit 10.29 of the Company’s Annual Report on Form 10-K, filed March 6, 2019.
(12)	Incorporated by reference to Exhibit 10.30 of the Company’s Annual Report on Form 10-K, filed March 6, 2019.
(13)	Incorporated by reference to Exhibit 10.31 of the Company’s Annual Report on Form 10-K, filed March 6, 2019.
(14)	Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q, filed May 7, 2019.
(15)	Incorporated by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q, filed August 6, 2019.
(16)	Incorporated by reference to Exhibit 10.8 of the Company's Quarterly Report on Form 10-Q, filed August 6, 2019.
(17)	Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q, filed November 5, 2019.
(18)	Incorporated by reference to Exhibit 10.23 of the Company's Annual Report on Form 10-K, filed March 3, 2020.
(19)	Incorporated by reference to Exhibit 10.24 of the Company's Annual Report on Form 10-K, filed March 3, 2020.
(20)	Incorporated by reference to Exhibit 10.26 of the Company's Annual Report on Form 10-K, filed March 3, 2020.
(21)	Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q, filed May 18, 2020.
(22)	Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q, filed May 18, 2020.
(23)	Incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q, filed May 18, 2020.
(24)	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K, filed May 4, 2020.
(25)	Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q, filed August 6, 2020.
(26)	Incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q, filed August 6, 2020.
(27)	Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q, filed November 4, 2020.
(28)	Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q, filed November 4, 2020.
(29)	Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q, filed August 2, 2021.
(30)	Incorporated by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-K filed March 25, 2021.
(31)	Incorporated by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-K filed March 25, 2021.
(32)	Incorporated by reference to Exhibit 10.1 of the Company's Form 8-K, filed March 18, 2021.
(33)	Incorporated by reference to Exhibit 10.2 of the Company's Form 8-K, filed March 18, 2021.
(34)	Incorporated by reference to Exhibit 10.32 of the Company's Form 10-K, filed March 28, 2022.
(35)	Incorporated by reference to Exhibit 10.33 of the Company's Form 10-K, filed March 28, 2022.
(36)	Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed April 7, 2022.
(37)	Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed April 7, 2022.
(38)	Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed June 16, 2021.
(39)	Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed June 22, 2022.
(40)	Incorporated by reference to Exhibit 21.1 of the Company's Form 10-K, filed March 28, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 24, 2022.

NEXTDECADE CORPORATION

By:	/s/ Brent Wahl
Brent Wahl Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of NextDecade Corporation hereby constitutes and appoints Brent Wahl and Vera de Gyarfas and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement of NextDecade Corporation on Form S-1 and (ii) to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on June 24, 2022.

Name	Title

/s/ Matthew Schatzman	Chairman of the Board and Chief Executive Officer
Matthew Schatzman	(Principal Executive Officer)

/s/ Brent Wahl	Chief Financial Officer
Brent Wahl	(Principal Financial Officer)

/s/ Eric Garcia	Senior Vice President and Chief Accounting Officer
Eric Garcia	(Principal Accounting Officer)

/s/Giovanni Oddo	Director
Giovanni Oddo

/s/ Brian Belke	Director
Brian Belke

/s/ Frank Chapman	Director
Frank Chapman

/s/ Seokwon Ha	Director
Seokwon Ha

/s/ Avinash Kripalani	Director
Avinash Kripalani

/s/ Edward Andrew Scoggins, Jr.	Director
Edward Andrew Scoggins, Jr.

/s/ William Vrattos	Director
William Vrattos

/s/ Spencer Wells	Director
Spencer Wells